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                                                                  Exhibit 16.1



May 26, 1994


Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C. 20549

Gentlemen:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on May 19, 1994, to be filed by our former client, National Income Realty Trust. We agree with the statements made in response to that Item insofar as they relate to our Firm.


Very truly yours,

BDO Seidman